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                                                                    EXHIBIT 5.02



                                November 2, 2001


HNC Software Inc.
5935 Cornerstone Court West
San Diego, CA 92121-3728


               Re:  5.25% Convertible Subordinated Notes due September 1, 2008

Ladies and Gentlemen:

               We have acted as special New York Counsel to you (the "COMPANY"), in connection with the issuance and sale by the Company of an aggregate of $150,000,000 principal amount of the Company's 5.25% Convertible Subordinated Notes due September 1, 2008 (the "NOTES") pursuant to the Registration Statement on Form S-3 (the "REGISTRATION Statement") to be filed by the Company with the Securities and Exchange Commission on or about November 2, 2001 under the Securities Act of 1933, as amended, and the related prospectus prepared in connection with the Registration Statement (the "PROSPECTUS"). The Notes were issued pursuant to the indenture dated as of August 24, 2001 (the "INDENTURE") between the Company and State Street Bank and Trust Company of California, N.A., as trustee.

               Capitalized terms that are used, but that are not defined, herein shall have the respective meanings specified in the Indenture

               In connection with this opinion, we have reviewed the following documents (each, an "AGREEMENT" and, collectively, the "AGREEMENTS"):

               (i)    the form of Notes; and

               (ii)   the Indenture.

               As to factual matters, we have relied without investigation upon the truth and accuracy of the representations and warranties set forth in the Agreements. This opinion is based solely upon our review of the Agreements and such other documents and our examination of such matters of law as we have deemed necessary in order to render the opinions set forth herein.

               With your permission, we have assumed that the following statements are correct:

               (a) Each of the Agreements (i) has been duly authorized, executed, and delivered by each of the parties thereto (including the Company) and (ii) other than with respect to the Company, constitutes the legal, valid, and binding obligation of the parties thereto and is enforceable against such parties in accordance with the respective terms thereof.

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HNC Software Inc.
5935 Cornerstone Court West
San Diego, CA 92121-3728
November 2, 2001
Page 2


               (b) All signatures are genuine, all natural persons have legal capacity, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and the originals of such copies are authentic.

               (c) There is no evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by the Agreements.

               Based upon and subject to the foregoing, as well as the limitations set forth below, we are of the opinion that:

               1. The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

               2. The Indenture constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

               Our opinion that any document is valid, binding and enforceable is subject to the following exceptions and qualifications: (a) limitations imposed by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights generally; (b) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (c) rights to indemnification which may be limited by the applicable law or equitable principles or otherwise unenforceable as against public policy.

               The opinions set forth herein are limited to the laws of the State of New York and the federal laws of the United States of America.

               This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. This opinion is solely for your benefit in connection with the transaction described in the first paragraph of this letter and may not be relied upon or used by, circulated, quoted, or referred to, nor may copies hereof be delivered to, any other person without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

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HNC Software Inc.
5935 Cornerstone Court West
San Diego, CA 92121-3728
November 2, 2001
Page 3


               We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus.


                                        Very truly yours,


                                        /s/ Orrick, Herrington & Sutcliffe LLP

                                        Orrick, HERRINGTON & Sutcliffe LLP